UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 10, 2008

TUSCANY MINERALS, LTD.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-32981
(Commission File Number)

98-0335259
(IRS Employer Identification No.)

4247 Rockbank Place, West Vancouver, British Columbia, Canada V7W 1A8
(Address of principal executive offices and Zip Code)

604.926.4300
(Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01 Changes in Control of Registrant.

Concept Financial Inc. a private company controlled by Ross J. Tocher acquired 8,100,000 shares of common stock as of September 10, 2008 for the total purchase price of US$24,020, which was paid in cash. The transaction was effected pursuant to share transfer agreements dated September 10, 2008 between Concept Financial Inc., J. Stephen Barley, Raymond Mol, Joseph Lewis, and Donna Durning. The purchase of 8,100,000 shares of common stock acquired by Concept Financial Inc. represents 64.6% of our issued and outstanding common shares as of September 10, 2008.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Officers

On September 10, 2008, J. Stephen Barley resigned as our president and chief executive officer. On September 10, 2008, Ross J. Tocher was appointed as our president and chief executive officer.

Ross Tocher

Born June 13, 1961 in Prince Rupert, British Columbia, Canada, Mr. Tocher has over 30 years' experience managing investment strategies for a variety of family holding companies with interests in different industries. He was one of the founders of British Columbia based Pan-Canadian Mortgage Group Inc., specializing in commercial mortgage investment, and a co-founder of British Columbia based Gateway Casinos Ltd., which sold for CAD$1.4 billion in November 2007. Mr. Tocher was a Trustee of the Gateway Casino Income Fund, Gateway Trust and director of Gateway G.P. Prior to January 2001 he was the President of Marsonn Packaging Ltd., a company specialized in the repackaging of foods. He co-founded Brew King Ltd., a British Columbia company, and manufacturer of commercial and consumer wine-making concentrates that achieved worldwide sales as the largest non-commercial wine producer in North America before being sold, in 1997 to Andres Wines Ltd. Previously, Ross was also a senior executive with the Tocher family business. Since 1998 he has experience as a director with several private equity companies, including British Columbia based Trian Equities Ltd., and he has been the President of Knight Ventures, Ltd., an investment company.

Related Party Transactions

Except as disclosed herein, we have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds the lesser of $120,000 or one percent of our total assets at our year end for the last three completed fiscal years, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holders (including each of Ross J. Tocher and J. Stephen Barley), or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

As of June 30, 2008, our company owed accounts payable of $28,065 to J. Stephen Barley; loans payable of $45,018 to J. Stephen Barley; accounts payable of $49,500 to a company controlled by J. Stephen Barley; and loans payable of $66,630 to a company in which J. Stephen Barley is a director. Interest expensed by our company relating to notes payable due to a company with a common director amounted to $14,630.

Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The following table sets forth certain information regarding beneficial ownership of our shares of common stock as of September 10, 2008, by each person who is known by us to beneficially own more than 5% of our shares of common stock, by each of our officers and directors and by all of our officers and directors as a group.

Name and Address of Beneficial Owner	Position Held With The Company	Amount and Nature of Beneficial Owner(1)	Percentage of Class(2)
Ross Tocher 780-333 Seymour Street Vancouver B.C. V6B 5A6	President and Chief Executive Officer	8,100,000	64.6%
J. Stephen Barley 4247 Rockbank Place West Vancouver, BC V7W 1A8	Secretary, Treasurer, Chief Financial Officer and Director	25,000	0.002%
Directors and Executive Officers as a Group (two persons)		8,125,000	64.602%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options currently exercisable, or exercisable within 60 days of September 10, 2008 are deemed outstanding for computing the percentage of the person holding such option or warrant but are not deemed outstanding for computing the percentage of any other person.

(2)	Percentage based on 12,538,000 shares of common stock outstanding on September 10, 2008.

Executive Compensation

We have not paid any compensation to any of our new directors and officers.

Compensation of Directors

We currently have no formal plan for compensating our directors for their services in their capacity as directors, although we may elect to issue stock options to such persons from time to time. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director.

Equity Compensation Plan Information

We do not currently have any equity compensation plans or any outstanding stock options.

Item 9.01 Financial Statements and Exhibits

10.1	Transfer Agreement dated September 10, 2008 between Concept Financial Inc. and J. Stephen Barley

10.2	Transfer Agreement dated September 10, 2008 between Concept Financial Inc. and Raymond Mol

10.3	Transfer Agreement dated September 10, 2008 between Concept Financial Inc. and Joseph Lewis

10.4	Transfer Agreement dated September 10, 2008 between Concept Financial Inc. and Donna Durning

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TUSCANY MINERALS, LTD.

/s/ Ross Tocher
Ross J. Tocher
President and Chief Executive Officer

Date: September 10, 2008